American Funds Tax-Exempt Fund of New York
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

January 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,563
Class B	$3
Class C	$74
Class F1	$29
Class F2	$194
Total	$1,863

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1564
Class B	$0.1064
Class C	$0.1041
Class F1	$0.1421
Class F2	$0.1552

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	10,045
Class B	30
Class C	797
Class F1	170
Class F2	1,348
Total	12,390

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.92
Class B	$10.92
Class C	$10.92
Class F1	$10.92
Class F2	$10.92